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                                  Exhibit 23.1

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Eaton Vance Corp.:

We consent to the incorporation by reference in the Registration Statements listed at Exhibit 99.2 of Eaton Vance Corp. (the "Company") on Forms S-8 and S-3 of our reports dated November 30, 1999 (which reports express an unqualified opinion and include an explanatory paragraph relating to changes in the method of accounting for offering costs incurred in connection with the distribution of closed-end funds) appearing in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended October 31, 1999.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
January 25, 1999